Exhibit 5.7

CONSENT OF EXPERT

Reference is made to the Registration Statement on Form F-10 (the “Form F-10”) of Cameco Corporation (the “Corporation”) filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended, and any amendments thereto.

I hereby consent to reference to my name and my involvement in the preparation of, or supervision of the preparation of, scientific and technical information in the following instances:

1.

under the headings “Operations, projects and investments – Uranium – Tier-one operations – Inkai”, “Mineral reserves and resources” and “Governance – Interest of experts” in the Corporation’s Annual Information Form for the year ended December 31, 2025 dated March 19, 2026 for the Inkai operation;

2.

under the headings “Operations, projects and investments – Uranium – Tier-one operations – Inkai” and “Mineral reserves and resources” in Management’s Discussion and Analysis for the year ended December 31, 2025 dated February 13, 2026 for the Inkai operation; and

3.	information relating to the Inkai operation in Management’s Discussion and Analysis for the three and nine months ended September 30, 2026 and 2025, dated October 30, 2026,

(collectively, the “Technical Information”) in the Form F-10, and to the inclusion and incorporation by reference of information derived from the Technical Information into the Form F-10 and any amendments or supplements thereto filed by the Corporation with the Commission.

Sincerely,

/s/ Sergey Ivanov
Name: Sergey Ivanov, P. Geo
Title: Deputy General Director, Cameco Kazakhstan LLP

Date: November 5, 2026